Exhibit 1

Press Release Paris, November 14, 2022

Technip Energies N.V. to Terminate Registration
and SEC Reporting Obligations

Technip Energies N.V. (the "Company”) (PARIS: TE) (ISIN:NL0014559478) hereby announces that it intends to terminate the registration of its Ordinary Shares, par value €0.01 per share, and its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission (the “SEC”). For this purpose, the Company intends to file with the SEC a certification under Form 15F today (November 14, 2022). Upon such filing, the Company’s reporting obligations with the SEC will be suspended immediately. The termination of the Company’s registration and reporting obligations is expected to become effective no later than 90 days after such filing if there are no objections from the SEC.

The Company will continue to publish reports it files with the Dutch Financial Markets Authority and the French Financial Markets Authority on its website (https://investors.technipenergies.com), in the English language, in accordance with Rule 12g3-2(b) under the Exchange Act.

About Technip Energies

Technip Energies is a leading Engineering & Technology company for the energy transition, with leadership positions in Liquefied Natural Gas (LNG), hydrogen and ethylene as well as growing market positions in blue and green hydrogen, sustainable chemistry and CO2 management. The Company benefits from its robust project delivery model supported by extensive technology, products and services offering.

Operating in 34 countries, our 15,000 people are fully committed to bringing our clients’ innovative projects to life, breaking boundaries to accelerate the energy transition for a better tomorrow.

Technip Energies is listed on Euronext Paris with American depositary receipts (“ADRs”) trading over-the-counter in the United States. For further information: www.technipenergies.com.

Contacts

Investor relations

Phil Lindsay
Vice-President Investor Relations
Tel: +44 207 585 5051
Email: Phillip Lindsay

Media relations

Stella Fumey
Director Press Relations & Digital Communications
Tel: +33 (1) 85 67 40 95
Email: Stella Fumey

Jason Hyonne
Press Relations & Social Media Lead
Tel: +33 1 47 78 22 89
Email: Jason Hyonne